Exhibit 99 (b)


                                LINCOLN BANKSHARES, INC.
                                   101 Boyer Street
                               Lincoln, Arkansas 727443
                                    (501) 824-3232

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the shareholders of Lincoln Bankshares, Inc.:

     NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of Lincoln Bankshares, Inc. (the "Company") will be held at 11:30 a.m. on December 15, 1998, at the offices of the Company, 101 Boyer St., West side of Square, Lincoln, Arkansas 72744. A Proxy Statement relating to the business to be conducted at the meeting is enclosed.

     The meeting is for the purpose of considering and acting upon:

                  1. A proposal for the shareholders to approve the merger of the Company with and into Simmons First National Corporation ("Simmons") pursuant to the terms of the Agreement and Plan of Merger, dated August 25, 1998 under the terms of which Simmons will issue 30.41445 shares of its Class A common stock for each share of the Company's stock outstanding, all as more fully set forth in the accompanying Proxy Statement.

                  2. A proposal to amend the articles of incorporation to adopt the Arkansas Business Corporation Act of 1987 as the corporate law to govern the affairs of this corporation: (This proposal may only be adopted if Proposal (1) above is also adopted.)

                  3. Such  other  business  as may  properly  come  before
                     the  meeting  or any  adjournment thereof.  NOTE:
                     The board of directors is not aware of any other business to come before the meeting.

     Any shareholder of the Company who is opposed to the proposed action described in Item #1 is entitled to dissent and obtain payment of the fair value of his shares, by following the procedures set forth in either A.C.A. ss. 4-26-1007 under the Arkansas Business Corporation Act of 1965 or Subchapter 13 of the Arkansas Business Corporation Act of 1987, A.C.A. ss. 4-27-1301 et seq., copies of which are included in the Proxy Statement delivered herewith.

     Any action may be taken at the meeting on the date specified or on any date or dates to which the meeting may be adjourned. The close of business on October 29, 1998, has been fixed as the record date for determining the shareholders entitled to notice of and vote at the meeting.

     You are requested to complete and sign the enclosed proxy, which is solicited by the board of directors, and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the meeting in person. EACH SHAREHOLDER IS ENCOURAGED TO READ THE ENCLOSED PROXY STATEMENT CAREFULLY PRIOR TO VOTING.

                                         BY ORDER OF THE BOARD OF DIRECTORS.
Lincoln, Arkansas
November __, 1998                            _________________________
                                                      Secretary

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Important:  The prompt  return of proxies  will save the  Company the expense of further requests for proxies in order to ensure a quorum. A pre-addressed postage-paid envelope is enclosed for your convenience.
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